Exhibit 99.1

Potbelly Corporation Appoints Adiya Dixon as Chief Legal Officer and Secretary

CHICAGO, December 22, 2020 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop, today announced the appointment of Adiya Dixon as Chief Legal Officer and Secretary. In this role, Ms. Dixon will serve as in house legal advisor to the Company’s executive team and Board of Directors on legal business issues. She will also manage all legal matters across the organization including regulatory compliance, risk mitigation, business transactions, litigation, real estate and franchisee business as well as corporate securities.

Bob Wright, President and Chief Executive Officer of Potbelly commented, “I’m excited to welcome Adiya to her new role at Potbelly. She is a terrific attorney with the broad business experience that is a perfect fit for Potbelly’s needs as we exit this pandemic and return our focus to driving top-line growth.”

Ms. Dixon added, “I am delighted to contribute my experience and passion to Potbelly. It is an honor to join our hardworking franchisees and over 6,000 Potbelly associates that serve warm, delicious food and comfort to our communities.”

Ms. Dixon joined the executive team at Potbelly on November 16, 2020 as its Senior Vice President and Senior Legal Counsel. Ms. Dixon succeeds Matthew Revord, former Chief Legal Offer and Chief People Officer, who recently left the Company. Ms. Dixon will continue to report directly to Robert Wright, President and Chief Executive Officer.

In years prior to joining Potbelly, Ms. Dixon held leadership roles at The Wendy’s Company. As Director, International Counsel she managed all aspects of the legal functions for international franchise business, and as Director, Corporate Counsel she supported domestic refranchising and other strategic initiatives. Ms. Dixon began her legal career in New York at Debevoise and Plimpton, LLP where her practice focused on securities and mergers and acquisitions.

Ms. Dixon holds a Juris Doctorate degree from Columbia University School of Law and a Bachelor of Arts from Yale University. As a successful entrepreneur, Ms. Dixon founded a legal consulting company and is also a patented inventor and founder of Yubi Beauty, LLC, an ecommerce company which has won awards for innovation.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States. For more information, please visit our website at www.potbelly.com.

Investor Relations Contact

Ryan Coleman or Elizabeth Steckel

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com